Exhibit 99.1

Contacts

Investor Contact: Richard Edwards 763-513-3477

Media Contact: Jess Rogers 763-513-3445

Polaris Reports 2019 Second Quarter Results

Q2 2019 Highlights

Reported and adjusted sales for the second quarter of 2019 increased 18% to $1,779 million

Reported net income was $1.42 per diluted share, down 1% over the prior year; adjusted net income for the same period was $1.73 per diluted share, down 2% over the prior year

North American Side-by-side retail sales increased low-single digits percent for the quarter compared to last year; Indian retail sales were down high-single digits percent, outperforming the industry and gaining share in an extremely challenging market

Dealer inventory was up 1% year-over-year for the second quarter 2019, slightly below targeted inventory levels

Polaris narrowed its full year 2019 earnings guidance by maintaining the upper end of the net income range and increasing the lower end of the range and now expects earnings to be in the $6.10 to $6.30 per diluted share range, which takes into account the China 301 list 3 tariff increasing from 10% to 25%. Full year 2019 adjusted sales growth guidance was also narrowed to up 12% to 13% over the prior year.

MINNEAPOLIS--(BUSINESS WIRE)--July 23, 2019--Polaris Industries Inc. (NYSE: PII):

Key Financial Data

(in thousands, except per share data)
INCOME STATEMENT - Q2 June 30, 2019	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,779,315	18%	$1,779,315	18%
Net income attributable to Polaris	$88,263	(5)%	$107,480	(6)%
Diluted EPS	$1.42	(1)%	$1.73	(2)%

BALANCE SHEET - Q2 June 30, 2019	Reported	YOY % Chg.
Cash and cash equivalents	$96,081	(47)%
Inventories, net	$1,130,264	22%
Total debt, finance lease obligations and notes payable	$1,898,068	71%
Shareholders' equity	$951,909	8%

CASH FLOW - YTD June 30, 2019	Reported	YOY % Chg.
Net cash provided by operating activities	$202,852	23%
Purchase of property & equipment	$137,203	31%
Repurchase and retirement of common shares	$6,537	(97)%
Cash dividends to shareholders	$74,430	(2)%

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

“Our second quarter results reflect the deft leadership and disciplined execution of our Polaris team. We worked diligently to overcome the impacts of tariffs, a very wet spring and an aggressive promotional environment, delivering financial results slightly favorable to expectations but trailing our long-term performance goals. The strength of our industry-leading brands and vehicles enabled us to gain share in Indian Motorcycles and drive growth in Side-by-Sides with RANGER and RZR, although our decision to assume price leadership did impact volume, specifically in our lower margin youth and value segments. We are encouraged by our market share gains and year-to-date growth in Boats, as well as the continued improvement at TAP, where retail store sales growth was up nicely. Our operational and dealer fundamentals are in good shape as we head into the critically important model year 2020 product introductions, and we anticipate improved retail performance during the second half of the year. We are excited to host our unrivaled dealer network at our 65th Anniversary dealer show later this month, and look forward to demonstrating how we will continue to be the global leader in Powersports with our unwavering commitment to be a customer-centric, highly efficient growth company.”

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Industries Inc.

Second Quarter Performance Summary (Reported)
(in thousands, except per share data)	Three months ended June 30,
	2019	2018	Change
Sales	$1,779,315	$1,502,532	18%
Gross profit	436,448	385,176	13%
% of Sales	24.5%	25.6%	-111 bpts
Total operating expenses	321,072	284,063	13%
% of Sales	18.0%	18.9%	-86 bpts
Income from financial services	19,746	21,344	(7)%
% of Sales	1.1%	1.4%	-31 bpts
Operating income	135,122	122,457	10%
% of Sales	7.6%	8.2%	-56 bpts
Net income attributable to Polaris	88,263	92,540	(5)%
% of Sales	5.0%	6.2%	-120 bpts
Diluted net income per share	$1.42	$1.43	(1)%

Polaris Industries Inc. (NYSE: PII) (the "Company") today released second quarter 2019 results with sales of $1,779 million on a reported and adjusted basis, up 18 percent from reported and adjusted sales of $1,503 million and $1,505 million for the second quarter of 2018, respectively, including $182 million of Boat segment sales reported in the second quarter of 2019. The Company reported second quarter 2019 net income of $88 million, or 1.42 per diluted share, compared with net income of $93 million, or 1.43 per diluted share, for the 2018 second quarter. Adjusted net income for the quarter ended June 30, 2019 was $107 million, or $1.73 per diluted share compared to $115 million, or $1.77 per diluted share in the 2018 second quarter.

Gross profit increased 13 percent to $436 million for the second quarter of 2019 from $385 million in the second quarter of 2018. Reported gross profit margin was 24.5 percent of sales for the second quarter of 2019 compared to 25.6 percent of sales for the second quarter of 2018. Gross profit for the second quarter of 2019 includes the negative impact of $7 million of restructuring and realignment costs. Excluding these costs, second quarter 2019 adjusted gross profit was $443 million, or 24.9 percent of adjusted sales. For the second quarter of 2018 adjusted gross profit of $390 million, or 25.9 percent of adjusted sales, excludes the negative impact of $6 million of restructuring and realignment costs. Gross profit margins on an adjusted basis were down 104 basis points reflecting tariff costs and the addition of Boats which has a lower gross profit margin, partially offset by increased productivity and higher average selling prices.

Operating expenses increased 13 percent for the second quarter of 2019 to $321 million, or 18.0 percent of sales, from $284 million, or 18.9 percent of sales, in the same period in 2018. Operating expenses in dollars increased primarily due to the Boat Holdings acquisition completed during the third quarter of 2018 and investments in strategic projects. Operating expenses as a percentage of sales, improved as the Boat segment has a lower operating expense to sales ratio compared to the legacy Polaris business.

Income from financial services was $20 million for the second quarter of 2019, down 7 percent compared with $21 million for the second quarter of 2018. The decrease is primarily attributable to lower retail sales and lower penetration rates during the quarter.

Non-Operating Expenses (Reported)
(in thousands)	Three months ended June 30,
	2019	2018	Change
Interest expense	$20,620	$9,216	124%
Equity in loss of other affiliates	$455	$3,954	(88)%
Other income, net	$(271)	$(3,561)	(92)%
Provision for income taxes	$26,173	$20,308	29%

Interest expense was $21 million for the second quarter of 2019 compared to $9 million for the same period last year, primarily due to increased debt levels to finance the Boats acquisition and higher interest rates.

Equity in loss of other affiliates was $455 thousand for the second quarter of 2019 compared to $4 million for the same period last year. In the second quarter 2018, the Company recorded charges of approximately $4 million associated with the shut down of the Eicher-Polaris joint venture in India.

Other income, net, was $271 thousand in the second quarter of 2019 compared to $4 million in the second quarter of 2018. Other income is the result of foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the second quarter of 2019 was $26 million, or 22.9 percent of pretax income, compared with $20 million, or 18.0 percent of pretax income for the second quarter of 2018. The increase in the effective income tax rate is primarily due to a decrease in excess tax benefits related to stock-based compensation.

Product Segment Highlights (Reported)

(in thousands)	Sales			Gross Profit
	Q2 2019	Q2 2018	Change	Q2 2019	Q2 2018	Change
Off-Road Vehicles / Snowmobiles	$1,049,321	$990,841	6%	$312,689	$297,221	5%
Motorcycles	$196,773	$171,412	15%	$26,802	$24,672	9%
Global Adjacent Markets	$121,924	$113,418	7%	$33,884	$28,107	21%
Aftermarket	$228,872	$226,861	1%	$55,214	$57,747	(4)%
Boats	$182,425	$—		$40,477	$—

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,049 million for the second quarter of 2019, up six percent over $991 million for the second quarter of 2018 driven by increased average selling prices, particularly in side-by-side's, and growth in PG&A. PG&A sales for ORV and Snowmobiles combined increased 9 percent in the second quarter of 2019 compared to the second quarter last year. Gross profit increased five percent to $313 million in the second quarter of 2019, compared to $297 million in the second quarter of 2018. Gross profit percentage declined 20 basis points during the quarter as higher average selling prices and increased productivity were more than offset by higher promotions and tariff costs.

ORV wholegood sales for the second quarter of 2019 increased 4 percent primarily driven by increased average selling prices. Polaris North American ORV retail sales decreased low-single digits percent for the quarter with side-by-side vehicles up low-single digits percent and ATV vehicles down high-single digits percent. Shipment unit volume was down during the quarter, in-line with retail sales declines as the Company's retail flow management process (RFM) performed as designed. The North American ORV industry was up high-single digits percent compared to the second quarter last year partly driven by new competitive product not in the market a year ago.

Snowmobile wholegood sales in the second quarter of 2019 were $16 million compared to $4 million in the second quarter last year. Snowmobile sales in the Company’s second quarter are routinely low as it is the off-season for snowmobile retail sales and shipments.

Motorcycles segment sales, including PG&A, totaled $197 million, up 15 percent compared to the second quarter of 2018, driven by strength in Indian sales, particularly the new FTR1200 motorcycle which began shipping globally in the second quarter, offset by declines in Slingshot sales. Gross profit for the second quarter of 2019 was $27 million compared to $25 million in the second quarter of 2018. The increase in gross profit was primarily the result of higher volume mostly offset by increased tariff costs.

North American consumer retail sales for the Polaris Indian motorcycles decreased high-single digits percent during the second quarter of 2019 in a weak mid to heavy-weight two-wheel motorcycle industry that was down low double digits percent. Indian outperformed the market with modest market share gains in North American during the quarter driven by retail sales of our new mid-size bike, the race inspired FTR1200, which has experienced strong initial demand both in North America and Internationally. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycles and Slingshot, decreased mid-teens percent during the second quarter of 2019, while the North American Motorcycle industry retail sales for mid to heavy-weight motorcycles including three-wheel vehicles, was down mid-single digits percent in the second quarter of 2019.

Global Adjacent Markets segment sales, including PG&A, increased seven percent to $122 million in the 2019 second quarter compared to $113 million in the 2018 second quarter. Gross profit increased 21 percent to $34 million or 27.8 percent of sales in the second quarter of 2019, compared to $28 million or 24.8 percent of sales in the second quarter of 2018, due to increased volume and favorable product mix.

Aftermarket segment sales of $229 million in the 2019 second quarter increased one percent compared to $227 million in the 2018 second quarter. TAP sales in the second quarter of 2019 were $210 million, which was flat compared to the second quarter of 2018. The Company's other aftermarket brands increased sales by 12 percent. Gross profit decreased to $55 million in the second quarter of 2019, compared to $58 million in the second quarter of 2018 due to higher tariff costs.

Boats segment sales, which consist of the Boat Holdings acquisition which closed July 2, 2018, were $182 million in the 2019 second quarter. Gross profit was $40 million or 22.2 percent of sales in the second quarter of 2019.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased 10 percent for the 2019 second quarter primarily driven by growth across the Company's segments.

International sales to customers outside of North America, including PG&A, totaled $231 million for the second quarter of 2019, up 13 percent from the same period in 2018. The increase in sales is primarily attributable to growth in Indian Motorcycles and Global Adjacent Markets.

Financial Position and Cash Flow

(in thousands)	Six months ended June 30,
	2019	2018	Change
Cash and cash equivalents	$96,081	$181,753	(47)%
Net cash provided by operating activities	$202,852	$165,149	23%
Repurchase and retirement of common shares	$6,537	$192,367	(97)%
Cash dividends to shareholders	$74,430	$75,694	(2)%
Total debt, finance lease obligations and notes payable	$1,898,068	$1,112,622	71%
Debt to Total Capital Ratio	67%	56%

Net cash provided by operating activities was $203 million for the six months ended June 30, 2019, compared to $165 million for the same period in 2018. Total debt at June 30, 2019, including finance lease obligations and notes payable, was $1,898 million. The Company’s debt-to-total capital ratio was 67 percent at June 30, 2019 compared to 56 percent at June 30, 2018. Cash and cash equivalents were $96 million at June 30, 2019, down from $182 million at June 30, 2018.

2019 Business Outlook

For the full year 2019, the Company is narrowing its earnings guidance range by increasing the lower end to $6.10 per diluted share and maintaining the upper end at $6.30 per diluted share, including the impact of the China 301 list 3 tariff rate increasing from 10 percent to 25 percent effective May 2019, and the benefit of the Company's tariff mitigation actions. The Company is also narrowing its full year 2019 sales guidance range and now expect sales to grow in the range of 12 percent to 13 percent compared to the prior year given only six months remain to year-end.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Second Quarter 2019 Earnings Conference Call and Webcast

Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2019 second quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 9324868. A replay of the conference call will be available by accessing the same link on our website.

Polaris Industries Inc. to Host and Webcast Analyst & Investor Meeting

Polaris Industries Inc. also announced today that the executive management team of Polaris will host an Analyst/Investor Meeting in Minneapolis, MN in conjunction with its 65th anniversary celebration and dealer meeting. The meeting will be held on Monday, July 29, 2019 from 7:30 AM to 10:30 AM central time. Management will be discussing its future strategy to drive growth and profitability, including a first look at several exciting new model year 2020 Polaris products. Presenters at the Analyst/Investor meeting will include Scott Wine, Chairman and CEO; Mike Speetzen, Executive Vice President - Finance and CFO; Ken Pucel, EVP Operations, Engineering and Lean along with other Polaris executive team members. The meeting agenda, slide presentation, and a link to the live audio webcast will be posted on the Polaris Investor Relations website at ir.polaris.com on the Events & Presentations page. A replay of the webcast will be available for one week following the event and will be accessible on the same website link. For more information about the Analyst/Investor Meeting, please contact Peggy James at 763-542-0502.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2018 sales of $6.1 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and pontoon, deck, and cruiser boats. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2019 future sales, shipments, net income, and net income per share, future cash flows and capital requirements, operational initiatives, tariffs, currency fluctuations, interest rates, and commodity costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs; changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data) (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Sales	$1,779,315	$1,502,532	$3,275,005	$2,800,005
Cost of sales	1,342,867	1,117,356	2,486,109	2,091,348
Gross profit	436,448	385,176	788,896	708,657
Operating expenses:
Selling and marketing	140,603	122,859	269,862	240,566
Research and development	76,379	68,330	143,499	133,560
General and administrative	104,090	92,874	197,028	171,567
Total operating expenses	321,072	284,063	610,389	545,693
Income from financial services	19,746	21,344	38,551	42,769
Operating income	135,122	122,457	217,058	205,733
Non-operating expense:
Interest expense	20,620	9,216	41,039	17,264
Equity in loss of other affiliates	455	3,954	1,061	25,465
Other income, net	(271)	(3,561)	(3,772)	(23,536)
Income before income taxes	114,318	112,848	178,730	186,540
Provision for income taxes	26,173	20,308	42,189	38,286
Net income	88,145	92,540	136,541	148,254
Net loss attributable to noncontrolling interest	118	—	100	—
Net income attributable to Polaris Industries Inc.	$88,263	$92,540	$136,641	$148,254

Net income per share attributable to Polaris Industries Inc. common shareholders:
Basic	$1.44	$1.46	$2.23	$2.34
Diluted	$1.42	$1.43	$2.20	$2.28
Weighted average shares outstanding:
Basic	61,419	63,172	61,352	63,238
Diluted	62,164	64,886	62,096	65,052

CONSOLIDATED BALANCE SHEETS
(In Thousands), (Unaudited)
	June 30, 2019	June 30, 2018

Assets
Current Assets:
Cash and cash equivalents	$96,081	$181,753
Trade receivables, net	224,501	190,343
Inventories, net	1,130,264	925,243
Prepaid expenses and other	112,921	106,586
Income taxes receivable	7,037	10,269
Total current assets	1,570,804	1,414,194
Property and equipment, net	889,825	762,268
Investment in finance affiliate	97,303	92,954
Deferred tax assets	92,641	115,399
Goodwill and other intangible assets, net	1,508,722	765,050
Operating lease assets	108,013	—
Other long-term assets	96,904	89,613
Total assets	$4,364,212	$3,239,478
Liabilities and Equity
Current Liabilities:
Current portion of debt, finance lease obligations and notes payable	$66,505	$40,120
Accounts payable	418,850	361,717
Accrued expenses:
Compensation	140,205	129,719
Warranties	132,758	106,155
Sales promotions and incentives	182,089	184,811
Dealer holdback	138,726	125,016
Other	212,067	161,659
Current operating lease liabilities	35,084	—
Income taxes payable	6,094	5,973
Total current liabilities	1,332,378	1,115,170
Long term income taxes payable	28,380	25,332
Finance lease obligations	15,780	17,135
Long-term debt	1,815,783	1,055,367
Deferred tax liabilities	5,357	8,667
Long-term operating lease liabilities	75,479	—
Other long-term liabilities	128,360	127,529
Total liabilities	$3,401,517	$2,349,200
Deferred compensation	10,607	12,768
Equity:
Total shareholders’ equity	951,909	877,510
Noncontrolling interest	179	—
Total equity	952,088	877,510
Total liabilities and equity	$4,364,212	$3,239,478

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands), (Unaudited)
	Six months ended June 30,
	2019	2018
Operating Activities:
Net income	$136,541	$148,254
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	111,946	98,584
Noncash compensation	34,233	33,001
Noncash income from financial services	(15,465)	(14,626)
Deferred income taxes	(5,903)	(1,704)
Impairment charges	—	20,249
Other, net	1,061	(8,262)
Changes in operating assets and liabilities:
Trade receivables	(26,941)	5,326
Inventories	(159,090)	(146,661)
Accounts payable	72,049	45,835
Accrued expenses	18,950	(35,693)
Income taxes payable/receivable	30,773	19,828
Prepaid expenses and others, net	4,698	1,018
Net cash provided by operating activities	202,852	165,149

Investing Activities:
Purchase of property and equipment	(137,203)	(104,569)
Investment in finance affiliate, net	10,221	10,436
Investment in other affiliates, net	—	7,366
Acquisition of businesses, net of cash acquired	(1,800)	—
Net cash used for investing activities	(128,782)	(86,767)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	1,788,696	1,511,810
Repayments under debt arrangements / finance lease obligations	(1,853,507)	(1,310,863)
Repurchase and retirement of common shares	(6,537)	(192,367)
Cash dividends to shareholders	(74,430)	(75,694)
Proceeds from stock issuances under employee plans	6,213	43,448
Net cash used for financing activities	(139,565)	(23,666)
Impact of currency exchange rates on cash balances	(112)	(6,370)

Net increase (decrease) in cash, cash equivalents and restricted cash	(65,607)	48,346
Cash, cash equivalents and restricted cash at beginning of period	193,126	161,618
Cash, cash equivalents and restricted cash at end of period	$127,519	$209,964

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$96,081	$181,753
Other long-term assets	31,438	28,211
Total	$127,519	$209,964

NON-GAAP RECONCILIATION OF RESULTS
(In Thousands, Except Per Share Data), (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Sales	$1,779,315	$1,502,532	$3,275,005	$2,800,005
Victory wind down (1)	—	798	—	249
Restructuring & realignment (3)	—	1,659	—	2,129
Adjusted sales	1,779,315	1,504,989	3,275,005	2,802,383

Gross profit	436,448	385,176	788,896	708,657
Victory wind down (1)	—	(874)	—	(822)
Restructuring & realignment (3)	6,592	6,045	13,283	11,837
Adjusted gross profit	443,040	390,347	802,179	719,672

Income before taxes	114,318	112,848	178,730	186,540
Victory wind down (1)	—	(426)	—	243
Acquisition-related costs (2)	2,351	5,729	3,481	7,809
Restructuring & realignment (3)	6,592	11,696	13,283	17,893
EPPL impairment (5)	—	3,817	—	23,447
Brammo (6)	—	—	—	(13,478)
Intangible amortization (7)	10,250	6,058	20,497	12,188
Other expenses (4)	6,151	1,722	12,510	1,722
Adjusted income before taxes	139,662	141,444	228,501	236,364

Net income	88,263	92,540	136,641	148,254
Victory wind down (1)	—	(325)	—	185
Acquisition-related costs (2)	1,792	4,366	2,653	5,951
Restructuring & realignment (3)	5,022	8,912	10,121	13,633
EPPL impairment (5)	—	2,908	—	22,325
Brammo (6)	—	—	—	(13,113)
Intangible amortization (7)	7,717	4,446	15,430	8,945
Other expenses (4)	4,686	1,767	9,532	2,037
Adjusted net income (8)	107,480	114,614	174,377	188,217

Diluted EPS	$1.42	$1.43	$2.20	$2.28
Victory wind down (1)	—	(0.01)	—	—
Acquisition-related costs (2)	0.03	0.07	0.04	0.09
Restructuring & realignment (3)	0.08	0.14	0.16	0.21
EPPL impairment (5)	—	0.04	—	0.34
Brammo (6)	—	—	—	(0.20)
Intangible amortization (7)	0.12	0.07	0.25	0.14
Other expenses (4)	0.08	0.03	0.16	0.03
Adjusted EPS (8)	$1.73	$1.77	$2.81	$2.89

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents adjustments for class action litigation-related expenses and the impacts of tax reform

(5) Represents adjustments for the impairment of the Company's equity investment in Eicher-Polaris Private Limited (EPPL). This charge is included in Equity in loss of other affiliates (non-operating) on the Consolidated Statements of Income.

(6) Represents a gain on the Company's investment in Brammo, Inc. This gain is included in Other income (non-operating) on the Consolidated Statements of Income.
(7) Represents amortization expense for acquisition-related intangible assets
(8) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2019 and 2018, except for the non-deductible items and the tax reform related changes noted in Item 4

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Thousands), (Unaudited)
	Three months ended June 30,		Six months ended June 30,
SEGMENT SALES	2019	2018	2019	2018
ORV/Snow segment sales	$1,049,321	$990,841	$1,916,768	$1,823,405
Restructuring & realignment (2)	—	1,659	—	2,129
Adjusted ORV/Snow segment sales	1,049,321	992,500	1,916,768	1,825,534

Motorcycles segment sales	196,773	171,412	314,715	302,969
Victory wind down (1)	—	798	—	249
Adjusted Motorcycles segment sales	196,773	172,210	314,715	303,218

Global Adjacent Markets (GAM) segment sales	121,924	113,418	226,880	226,745
No adjustment	—	—	—	—
Adjusted GAM segment sales	121,924	113,418	226,880	226,745

Aftermarket segment sales	228,872	226,861	449,407	446,886
No adjustment	—	—	—	—
Adjusted Aftermarket sales	228,872	226,861	449,407	446,886

Boats segment sales	182,425	—	367,235	—
No adjustment	—	—	—	—
Adjusted Boats sales	182,425	—	367,235	—

Total sales	1,779,315	1,502,532	3,275,005	2,800,005
Total adjustments	—	2,457	—	2,378
Adjusted total sales	$1,779,315	$1,504,989	$3,275,005	$2,802,383

	Three months ended June 30,		Six months ended June 30,
SEGMENT GROSS PROFIT	2019	2018	2019	2018
ORV/Snow segment gross profit	$312,689	$297,221	$564,924	$540,782
Restructuring & realignment (2)	—	1,659	—	2,129
Adjusted ORV/Snow segment gross profit	312,689	298,880	564,924	542,911

Motorcycles segment gross profit	26,802	24,672	33,764	41,240
Victory wind down (1)	—	(874)	—	(822)
Restructuring & realignment (2)	—	1,185	—	1,185
Adjusted Motorcycles segment gross profit	26,802	24,983	33,764	41,603

Global Adjacent Markets (GAM) segment gross profit	33,884	28,107	63,713	59,365
Restructuring & realignment (2)	—	(11)	—	434
Adjusted GAM segment gross profit	33,884	28,096	63,713	59,799

Aftermarket segment gross profit	55,214	57,747	111,689	116,199
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	55,214	57,747	111,689	116,199

Boats segment gross profit	40,477	—	76,641	—
No adjustment	—	—	—	—
Boats segment gross profit	40,477	—	76,641	—

Corporate segment gross profit	(32,618)	(22,571)	(61,835)	(48,929)
Restructuring & realignment (2)	6,592	3,212	13,283	8,089
Adjusted Corporate segment gross profit	(26,026)	(19,359)	(48,552)	(40,840)

Total gross profit	436,448	385,176	788,896	708,657
Total adjustments	6,592	5,171	13,283	11,015
Adjusted total gross profit	$443,040	$390,347	$802,179	$719,672

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
2019 Second Quarter Results & Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs
Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. For the second quarter of 2019, the Company has recorded combined costs totaling $9 million.

Intangible amortization related to acquisitions
As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased by approximately $20 million on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the second quarter of 2019, Polaris excluded $10 million of intangible amortization related to acquisitions.

Eicher-Polaris Joint Venture Impairment in India
Regulatory changes have negatively impacted the likelihood of success of the joint venture, and as a result, in late-February 2018, the Board of Directors of the joint venture approved the wind-down of the joint venture. For the full year ended December 31, 2018, Polaris has recorded charges totaling $27 million, including the impairment of the Company's equity investment in the Eicher-Polaris joint venture in India and wind down costs. No costs were recorded in 2019.

2019 Adjusted Guidance
2019 guidance excludes the pre-tax effect of acquisition integration costs of approximately $5 million to $10 million, supply chain transformation and network realignment costs of approximately $25 million to $30 million, and approximately $15 million to $20 million for class action litigation-related expenses. Intangible amortization of approximately $40 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.

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